UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2017

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA 19355-2143	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant's telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors

On February 23, 2017, the Board of Directors of Vishay Intertechnology, Inc. ("Vishay"), acting on the recommendation of its Nominating and Corporate Governance Committee, elected Mr. Raanan Zilberman to the Vishay Board, effective immediately.  Mr. Zilberman's term will expire at the 2017 Annual Meeting of Stockholders, scheduled for May 23, 2017, at which time Mr. Zilberman will stand for election to the Vishay Board.  The Board of Directors has concluded that Mr. Zilberman will qualify as an independent director pursuant to the New York Stock Exchange corporate governance standards.  Mr. Zilberman has not been appointed to any Board committees.

Mr. Zilberman will be compensated on the same terms as our other non-management directors.

The press release announcing Mr. Zilberman's election is attached as Exhibit 99.1 to this report.

(e) Base Salaries

On February 23, 2017, the Compensation Committee of Vishay's Board of Directors approved the 2017 base salaries for Vishay's Named Executive Officers.

The base salaries for 2017 are set forth below, with approximate U.S. dollar equivalents based on the average exchange rate for 2016:

Name	Positions Held	2017 Base Salary
Marc Zandman	Executive Chairman of the Board, Chief Business Development Officer, and President - Vishay Israel Ltd	ILS 3,466,119 (approximately $900,000) (a)
Dr. Gerald Paul	President and Chief Executive Officer	€961,043 (approximately $1,060,000) (b)
Lori Lipcaman	Executive Vice President and Chief Financial Officer	€402,367 (approximately $450,000) (b)
Johan Vandoorn	Executive Vice President and Chief Technical Officer	€451,894 (approximately $500,000) (b)
David Valletta	Executive Vice President Worldwide Sales	$492,711
Clarence Tse	Executive Vice President Business Head Semiconductors	TWD 16,445,324 (approximately $510,000) (c)
Joel Smejkal	Executive Vice President Business Head Passive Components	$235,758
Werner Gebhardt	Executive Vice President Global Human Resources	€ 226,608 (approximately $250,000) (b)

(a) Salary will be paid in Israeli shekels
(b) Salary will be paid in euro
(c) Salary will be paid in new Taiwan dollars

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated February 27, 2017

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2017

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman

Name:	Lori Lipcaman
Title:	Executive Vice President and
Chief Financial Officer